August 2, 2012

Eagle Rock Provides Updated Dial-in Information for Second Quarter 2012 Earnings Call
HOUSTON - Eagle Rock Energy Partners, L.P. ("Eagle Rock" or the "Partnership") (NASDAQ: EROC) today announced the following update to its previously given dial-in information for its second quarter 2012 earnings call today at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) as a result of receiving new information from its service provider.
There is no change for investors pre-registering for the call. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the same link as previously given: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UnXJWBYSzRsuZt. Interested parties can also view important information about the Partnership's conference call by following this link. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the start of the call.
If you are unable to pre-register, you may join the call by dialing the following revised number: (888) 895-5479; upon which an operator will prompt you for the following confirmation code: 32953687.
Interested parties may also listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership's web site at www.eaglerockenergy.com.
An audio replay of the conference call will also be available for thirty days by dialing 888-843-7419, confirmation code 5173742. In addition, a replay of the audio webcast will be available by accessing the Partnership's web site after the call is concluded.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations